Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

BETWEEN

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

And

Daniel J O’Neill
(Executive)

THIS AMENDMENT (the “Amendment”) to the EMPLOYMENT AGREEMENT dated effective as of March 17, 2015 is entered into as of September 21, 2015 by and between Electronic Cigarettes International Group. Ltd, a Nevada corporation (the “Company”), and Daniel J. O’Neill, an individual with a physical address at 4115 Chemin Ste Angélique, Saint-Lazare, Quebec J7T 2N5, Canada (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

W I T N E S S E T H:

WHEREAS, the Parties wish to amend certain sections of the Employment Agreement; and

WHEREAS, the Company’s compensation committee of the board of directors (the “Board”) has determined that it is in the best interests of the Company, its affiliates, and its stockholders to amend the Employment Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

The following sections of the Employment Agreement shall be amended and restated as follows:

Section 2(b) of Article Two is amended and restated as follows:

(b)          Term. The Executive’s employment shall be for an initial term of one (1) year (“Initial Term”), commencing on the Effective Date. The Executive’s employment shall be automatically extended on the day after the first year anniversary of the Effective Date (“Automatic Extension”), and on each anniversary date thereof, for an additional one (1) year period. Either party may elect termination by providing at least sixty (60) days’ written notice prior to the Automatic Extension date.

Section 3(a) of Article Three is amended and restated as follows:

(a)          Base Salary. Executive shall receive an initial annual base salary of Three Hundred and Ninety Thousand Dollars ($390,000.00), payable according to the Company’s normal payroll policies and procedures (the “Base Salary”) and subject to all federal, state, and municipal withholding requirements. The Base Salary shall be reviewed by the Board annually for adequacy and may be increased or decreased accordingly. Base Salary, as so adjusted, shall constitute “Base Salary” thereafter.

Section 3(d) of Article Three is amended to delete clause (b).

Section 4.7(a) of Article Four is amended and restated as follows:

4.7          Obligations of the Company upon Termination.

(a)          Good Reason or Change of Control; Other Than for Cause. If, during the Employment Term, the Company (or applicable affiliated company) shall terminate the Executive’s employment hereunder other than for Cause or the Executive shall terminate the Executive’s employment either for (1) Good Reason or, (2) any reason (if during the Change of Control Period):

(i) the Company shall pay to the Executive in a lump sum (A) the sum of (1) Executive’s Base Salary, if any, which has been earned but not paid through the Termination Date, (2) the product of (x) the Annual Bonus, if any, earned in the preceding fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365, (3) the prior year’s Annual Bonus, to the extent earned but not paid, (4) the amount of any unreimbursed business expenses incurred by the Executive on or prior to the Date of Termination, and (5) any accrued vacation or other pay pursuant to the Corporation’s vacation policy, to the extent not previously paid; and (B) an amount equal to 12 months of Executive’s Base Salary;

(ii) all unvested stock options, stock appreciation rights, and restricted stock shall immediately expire;

(iii) all vested stock options and stock appreciation rights shall remain exercisable for eighteen (18) months after the termination date;

(iv) all performance shares shall immediately expire; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits’’).

Except for the modifications set forth above, all other terms and conditions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto as of September 21, 2015.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.	EXECUTIVE

By:	By:
Name: James P. Geiskopf	Name: Daniel J. O’Neill
Title: Chairman, Compensation Committee